Exhibit 99.2

TCP Issues Statement on Recent Litigation

AURORA, Ohio, March 2, 2015 – TCP International Holdings Ltd. (NYSE: TCPI) (“TCP” or “the Company”) today issued the following statement in response to the lawsuit recently filed by its General Counsel:

TCP takes these allegations seriously. The Audit Committee of TCP’s Board of Directors, which is comprised solely of independent directors, is investigating these claims with the assistance of outside legal counsel. The Audit Committee’s investigation is ongoing. TCP believes that the one claim against TCP is without merit, and TCP intends to vigorously defend against it. TCP does not intend to comment on the specific allegations and claims made against Ellis Yan.

TCP’s senior leadership and more than 7,000 employees worldwide remain focused on continuing the Company’s long and successful track record of providing quality products and superior customer service. For over two decades, TCP has been a leader in energy efficient lighting technology, and the TCP team intends to maintain this record well into the future.

Consistent with TCP’s commitment to high quality products, the Company has voluntarily chosen to conduct additional levels of quality control on its products. TCP believes this is appropriate and is doing so out of an abundance of caution, and TCP has engaged an outside testing firm to support these efforts. While products are available for shipping, the Company expects some deliveries may be delayed for a short time period, and TCP will work closely with customers to minimize any potential impact on orders.

TCP and its management team remain focused on delivering high quality products and customer service, and TCP’s Board of Directors is committed to serving the best interests of TCP and its shareholders.

About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP's extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products. TCP was named a 2014 ENERGY STAR® Partner of the Year by the U.S. Environmental Protection Agency. TCP's products are currently offered through thousands of retail and C&I distributors. Since TCP's inception, it has sold more than one billion energy efficient lighting products. For more information, visit http://www.tcpi.com.

Forward Looking Statements
Certain statements in this release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those related to TCP’s intentions and beliefs regarding claims filed against it, and the testing and timing for the delivery of its products. Actual results may differ materially from those implied by such forward-looking statements, which are made only as of the date of this release, due to, among other reasons, the uncertain nature of litigation and judicial processes, developments with respect to the filed claims and the outcome of the quality control procedures. TCP expressly disclaims any obligation or undertaking to update such forward-looking statements, except as required by law.

Contact
For Investors:
Brian Catlett
Chief Financial Officer
330-954-7689
ir@tcpi.com

Mike Funari
Sapphire Investor Relations, LLC
415-471-2700
ir@tcpi.com

For Media:
Barrett Golden / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449 / 415-869-3950